EXHIBIT 99.1
Citizens Community Bancorp, Inc. Reports Earnings Of $0.38 Per Share in 3Q22;
Net Interest Income Increases;
Net Loan Growth Up 2.2% From Prior Quarter

EAU CLAIRE, WI, October 24, 2022 - Citizens Community Bancorp, Inc. (the “Company”) (Nasdaq: CZWI), the parent company of Citizens Community Federal N.A. (the “Bank” or “CCFBank”), today reported earnings of $4.0 million and earnings per diluted share of $0.38 for the quarter ended September 30, 2022, compared to $4.4 million and $0.41 per diluted share for the quarter ended June 30, 2022, and $5.0 million and $0.47 per diluted share for the quarter ended September 30, 2021, respectively. For the first nine months of 2022, earnings were $13.1 million, or $1.24 per diluted share, compared to earnings of $15.2 million, or $1.41 per diluted share for the first nine months of 2021.
The Company’s third quarter 2022 operating results reflected the following changes from the second quarter of 2022: (1) net interest income increased $0.2 million, more than offsetting: (a) $0.4 million of interest income on nonaccrual loans in the second quarter; (b) a reduction of $0.2 million in accretion of purchased discounts; and (c) higher subordinated debt expense due to write-off of unamortized issuance costs of $0.1 million; (2) higher compensation expense due to incentives of $0.2 million; and (3) higher other expense of $0.3 million due to the write down of a closed branch facility after receipt of a purchase agreement.
“We generated net loan growth of 2.2% compared to the linked quarter. Our pipeline plus advances on unfunded commitments suggests growth during the fourth quarter as our markets remain strong. Steady core net interest margin expansion was also integral to earnings performance in the quarter. While visibility into 2023 is limited, we do expect aggressive action by the Federal Reserve to slow loan demand across all loan segments in the coming year. To offset expected inflation in existing vendor contracts and colleague compensation expense, our team has taken steps to improve efficiency by closing one branch during the quarter with two more announced branch closures occurring in the fourth quarter, among other steps,” said Stephen Bianchi, Chairman, President and Chief Executive Officer.
Book value per share was $15.59 at September 30, 2022, compared to $15.64 at June 30, 2022, and $15.77 at September 30, 2021. Tangible book value per share (non-GAAP)1 was $12.32 at September 30, 2022, compared to $12.36 at June 30, 2022, and $12.37 at September 30, 2021. The increase in unrealized losses in the securities available for sale portfolio lowered both book and tangible book value in the second and third quarters, with the amount of the unrealized loss moderating in the third quarter of 2022. Net income and intangible amortization partially offset this unrealized loss impact on book value.

September 30, 2022 Highlights: (as of or for the 3-month period ended September 30, 2022 compared to June 30, 2022 and September 30, 2021.)

•Quarterly earnings of $4.0 million, or $0.38 per diluted share for the quarter ended September 30, 2022, decreased from the quarter ended June 30, 2022, earnings of $4.4 million or $0.41 per diluted share, and decreased from the quarter ended September 30, 2021, earnings of $5.0 million or $0.47 per diluted share.

•Quarterly earnings, as adjusted (non-GAAP)1, were $4.2 million, or $0.40 per diluted share for the quarter ended September 30, 2022, compared to $4.4 million or $0.41 per diluted share for the quarter ended June 30, 2022, and $5.0 million or $0.47 per diluted share for the third quarter ended September 30, 2021.

•Earnings for the nine months ended September 30, 2022, were $13.1 million, or $1.24 per share, which is a decrease from $15.2 million, or $1.41 per share, for the same period in the prior year. The Company grew net interest income, despite lower SBA PPP net loan fee accretion in 2022 compared to 2021. The positive benefit of higher net interest income was more than offset year to date fiscal 2022 by higher provision for loan losses, lower gain on sale of loans, a modest increase in expense, partially due to 2022 new market tax depletion, 2022 branch closure expense and lower gains on foreclosed asset sales.

•Net interest income increased $0.2 million from the second quarter of 2022, $0.8 million from the third quarter of 2021 and $2.6 million for the nine months ended September 30, 2022, to $41.9 million. Net interest income was positively impacted by loan growth and the contractual increase in loan and investment yields, which more than offset the reduction in interest income realized on nonaccrual loan payoffs of $0.4 million (9 basis points in net interest margin) and higher liability interest expense.

•The net interest margin without SBA PPP net loan fee accretion and loan purchase accretion has increased each quarter over the past six quarters. For the quarter ended September 30, 2022, the net interest margin without SBA PPP net loan fee accretion and loan purchase accretion was 3.33% compared to 2.82% for the year earlier quarter and 3.29% versus the linked quarter. The linked second quarter net interest margin included the positive benefit of approximately 0.09% due to interest income received on nonaccrual loan payoffs.

•On August 10, 2022, the Company redeemed its $15.0 million subordinated debt with a coupon of 6.75%. For the third quarter, total interest expense on this debt was $0.29 million, including remaining issuance costs.
•The provision for loan losses for the quarter ended September 30, 2022, was $0.38 million due to loan growth, compared to $0.40 million for the quarter ended June 30, 2022. No loan loss provision was realized during the quarters ended March 31, 2022 and September 30, 2021, due to lower CARES Act Section 4013 deferrals, low net charge-off or low net recoveries, decreases in criticized assets and improving economic conditions in our markets.

•Originated loans increased by $49.6 million during the third quarter of 2022, with strong originations in commercial real estate, multi-family real estate and residential mortgages held in the loan portfolio. As a result of current market conditions, residential 10/1 ARM loan originations were added to the portfolio. The acquired loan portfolio declined $21.1 million.

•The allowance for loan losses on originated loans decreased to 1.34% at September 30, 2022, from 1.37% at June 30, 2022. Loans resulting from Bank acquisitions were effectively marked to market value at the time of their acquisition and were excluded from this reserve calculation.

•Nonperforming assets remained at $12.6 million at September 30, 2022.

•Substandard loans decreased modestly by $0.5 million to $20.2 million at September 30, 2022, compared to $20.7 million at June 30, 2022. The decrease was largely due to the payoff of substandard loans that were purchased credit impaired loans classified as substandard when acquired.

•The Company repurchased 53 thousand shares of the Company’s common stock in the third quarter. As of September 30, 2022, approximately 301 thousand shares remain available for repurchase under the current share repurchase authorization.

•Stockholders’ equity as a percent of total assets was 9.17% at September 30, 2022, compared to 9.34% at June 30, 2022. Tangible common equity (“TCE”) as a percent of tangible assets (non-GAAP)1 was 7.40% at September 30, 2022, compared to 7.53% at June 30, 2022. Reductions in stockholders’ equity due to increased unrealized losses in the available for sale portfolio, modest stock buyback activity and modest asset growth, were partially offset by net income and amortization of intangibles.

•In June 2022, the Company notified customers of the St. James, MN branch, with approximately $18.7 million in deposits, that the branch would close in September 2022. In August of 2022, the Company notified customers of the south branch in Rice Lake, WI, that the branch would close and be consolidated with the north branch in Rice Lake, WI. In addition, in August 2022 the Company notified the customers of the Red Wing, MN branch that the branch would close. These August branch closure announcements will occur in the fourth quarter of 2022. The deposit accounts will be consolidated into various nearby branches.

Balance Sheet and Asset Quality
Total assets increased modestly by $16.6 million during the quarter to $1.78 billion at September 30, 2022, compared to $1.76 billion at June 30, 2022.
Securities available for sale decreased $9.3 million during the quarter ended September 30, 2022, to $167.8 million from $177.1 million at June 30, 2022. This decrease was primarily due to a reduced market value of the portfolio associated with higher interest rates and principal repayments, partially offset by purchases of bank issued subordinated debt of $4.8 million.
Securities held to maturity decreased $1.6 million to $97.6 million during the quarter ended September 30, 2022, from $99.2 million at June 30, 2022, due to principal repayments.
Total loans receivable increased to $1.376 billion at September 30, 2022, from $1.347 billion at June 30, 2022. The originated loan portfolio increased $49.6 million in the quarter. The growth was due to strong net new loan fundings and growth in the commercial, multi-family and residential real estate portfolios totaling $43.7 million. Acquired loans decreased by $21.1 million including a loan prepayment of approximately $10 million with an associated loan prepayment of $0.16 million recorded in loan fees and service charges.
The allowance for loan losses increased to $17.2 million at September 30, 2022, representing 1.25% of total loans receivable. At June 30, 2022, the allowance for loan losses was also 1.25% of total loans receivable. The allowance for loan losses allocated to originated loans as a percentage of originated loans, net of deferred fees and costs, was 1.34% at September 30, 2022, compared to 1.37% at June 30, 2022. For the quarter ended September 30, 2022, the Bank had net charge offs of $17 thousand. Approximately 11.1% of the loan portfolio, at September 30, 2022, consists of loans purchased through whole bank acquisitions, resulting in these loans being recorded at fair market value at acquisition.

Allowance for Loan Losses Percentages
(in thousands, except ratios)

	September 30, 2022	June 30, 2022	December 31, 2021	September 30, 2021
Originated loans, net of deferred fees and costs	$1,224,219	$1,174,701	$1,107,555	$1,006,159
SBA PPP loans, net of deferred fees	—	—	8,457	29,753
Acquired loans, net of unamortized discount	151,657	172,154	194,951	212,742
Loans, end of period	$1,375,876	$1,346,855	$1,310,963	$1,248,654
SBA PPP loans, net of deferred fees	—	—	(8,457)	(29,753)
Loans, net of SBA PPP loans and deferred fees	$1,375,876	$1,346,855	$1,302,506	$1,218,901
Allowance for loan losses allocated to originated loans	$16,465	$16,053	$15,830	$15,505
Allowance for loan losses allocated to other loans	752	772	1,083	1,327
Allowance for loan losses	$17,217	$16,825	$16,913	$16,832
ALL as a percentage of loans, end of period	1.25%	1.25%	1.29%	1.35%
ALL as a percentage of loans, net of SBA PPP loans and deferred fees	1.25%	1.25%	1.30%	1.38%
ALL allocated to originated loans as a percentage of originated loans, net of deferred fees and costs	1.34%	1.37%	1.43%	1.54%
Nonperforming assets remained flat at $12.6 million or 0.71% of total assets at September 30, 2022, compared to June 30, 2022. During the quarter ended September 30, 2022, the Bank repurchased a $0.5 million nonaccrual SBA loan. Acquired nonaccrual loans decreased to $2.6 million at September 30, 2022, from $2.7 million at June 30, 2022. Originated nonperforming assets remained flat at $8.5 million or 0.61% of total assets for the most recent quarter.

	(in thousands)
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Special mention loan balances	$20,178	$17,274	$1,849	$4,536	$2,548
Substandard loan balances	20,227	20,680	24,822	22,817	27,137
Criticized loans, end of period	$40,405	$37,954	$26,671	$27,353	$29,685
Special mention loans increased $2.9 million, primarily due to the utilization of a secured line of credit. This loan was categorized as special mention at June 30, 2022, and the loan balance is projected to decrease to June levels by mid-first quarter 2023.
Substandard loans decreased modestly by $0.5 million to $20.2 million at September 30, 2022, compared to $20.7 million at June 30, 2022. The decrease in the third quarter was largely due to the payoff of substandard loans that were purchased credit impaired loans classified as substandard when acquired.
Deposits increased $34.2 million to $1.43 billion at September 30, 2022, from $1.40 billion at June 30, 2022. The increase was largely due to an increase in certificate of deposit (“CD”) accounts of $35.6 million. The increase reflects the addition of $20 million of brokered CD and retail CD accounts. The retail CD increase is partially due to customers moving money market balances to CD accounts. The outflow of money market deposits to CD accounts was replaced with commercial money market accounts.
The Company repurchased 53 thousand shares of the Company’s common stock in the third quarter. As of September 30, 2022, approximately 301 thousand shares remain available for repurchase under the current share repurchase authorization.

Review of Operations
Net interest income was $14.5 million for the third quarter ended September 30, 2022, compared to $14.3 million for the second quarter ended June 30, 2022, and $13.7 million for the quarter ended September 30, 2021. Compared to the second quarter of 2022 and third quarter of 2021, net interest income increased due to the growth in the loan and investment portfolios. “Net interest income was positively impacted by loan growth and contractual increase in loan and investment yields, which more than offset the reduction in interest income realized on nonaccrual loan payoffs of $0.4 million (9 basis points in net interest margin) and higher liability costs. Our net interest margin excluding SBA fee accretion and purchase accretion increased to 3.33% from 3.29% in the second quarter or 3.20% in the second quarter excluding nonaccrual loan income from payoffs. The impact of lower scheduled accretion to $0.15 million, adding brokered certificates late in the quarter, and the retail CD portfolio end of period rates being 22 basis points above the third quarter average will more than offset the positive impact of lower subordinated debt interest expense of $0.30 million in the fourth quarter,” said Jim Broucek, Executive Vice President and Chief Financial Officer.
The table below shows the impact of accretion related to purchased credit impaired loans and SBA PPP net loan fees on interest income and NIM.

Net interest income and net interest margin analysis:
(in thousands, except yields and rates)

	Three months ended
	September 30, 2022		June 30, 2022		March 31, 2022		December 31, 2021		September 30, 2021
	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin
As reported	$14,457	3.43%	$14,267	3.46%	$13,167	3.25%	$14,384	3.50%	$13,688	3.34%
Less non-accretable difference realized as interest from payoff of purchased credit impaired (“PCI”) loans	$(34)	(0.01)%	$(70)	(0.02)%	$(26)	(0.01)%	$(2)	—%	$(8)	—%
Less accelerated accretion from payoff of certain PCI loans with transferred non-accretable differences	$(117)	(0.06)%	$(308)	(0.08)%	$(11)	—%	$(200)	(0.05)%	$(12)	—%
Less scheduled accretion interest	$(247)	(0.03)%	$(255)	(0.06)%	$(264)	(0.07)%	$(264)	(0.06)%	$(261)	(0.06)%
Without loan purchase accretion	$14,059	3.33%	$13,634	3.30%	$12,866	3.17%	$13,918	3.39%	$13,407	3.28%
Less SBA PPP net loan fee accretion	$—	—%	$(39)	(0.01)%	$(259)	(0.06)%	$(1,251)	(0.30)%	$(1,878)	(0.46)%
Without SBA PPP net loan fee accretion and loan purchase accretion	$14,059	3.33%	$13,595	3.29%	$12,607	3.11%	$12,667	3.09%	$11,529	2.82%

Loan loss provisions for the quarter ended September 30, 2022, were $0.4 million. Based on loan growth alone, the provision would have been about $100 thousand higher. However, payments on substandard loans reduced specific reserves. Loan loss provisions for the quarter ended June 30, 2022 were $0.4 million. There were no loan loss provisions for the quarters ended March 31, 2022 or September 30, 2021. Continued improving economic conditions in our markets, as evidenced by unemployment rates below the national average in our two largest population centers, have resulted in improving overall economic trends for businesses.
Non-interest income increased to $2.5 million in the quarter ended September 30, 2022, compared to $2.4 million in the quarter ended June 30, 2022, and decreased from $3.4 million in the quarter ended September 30, 2021. The increase in the third quarter of 2022 compared to the second quarter of 2022 was largely due to: (1) increases in loan fees and service charges due to an increase in prepayment penalties; and (2) increases in other income largely due to the receipt of an annual incentive based on debit card usage. These increases were partially offset by a decrease in gain on sale of loans of $0.2 million largely due to lower mortgage originations. Relative to the comparable quarter one year earlier, non-interest income was lower as a result of lower gain on sale of loans and lower loan servicing income.
Total non-interest expense increased $0.8 million in the third quarter of 2022 to $11.3 million, compared to $10.5 million for the quarter ended June 30, 2022, and $10.3 million for the quarter ended September 30, 2021. The increase from the second quarter of 2022 was due to an increase in: (1) branch closure expenses of $0.3 million primarily recorded in other expense; (2) compensation due to higher incentive accruals of $0.2 million based on year-to-date performance; (3) seasonal expenses in occupancy and marketing of $0.15 million; and (4) compensation and other expenses of $0.2 million reflecting higher salary and benefit expenses. In the fourth quarter, core deposit intangible amortization will decrease to $0.247 million.
Provision for income taxes decreased to $1.3 million in the third quarter of 2022 from $1.4 million in the second quarter of 2022. The provision for income taxes also decreased to $4.2 million for the first nine months of 2022 from $5.5 million for the first nine months of 2021. Both decreases are due to lower pre-tax income and a lower tax rate due to the impact of the tax credits purchased in the first quarter of 2022. The tax credits are expected to be realized over the next seven years. The effective tax rate was 24.3% in the third quarter of 2022, compared to 24.4% the previous quarter and 26.7% for the comparable prior year quarter. The effective tax rate for the first nine months of 2022 was 24.3% compared to 26.5% for the same period in the prior year.
These financial results are preliminary until the Form 10-Q is filed in November 2022.

About the Company
Citizens Community Bancorp, Inc. (NASDAQ: “CZWI”) is the holding company of the Bank, a national bank based in Altoona, Wisconsin, currently serving customers primarily in Wisconsin and Minnesota through 24 branch locations. Its primary markets include the Chippewa Valley Region in Wisconsin, the Twin Cities and Mankato markets in Minnesota, and various rural communities around these areas. The Bank offers traditional community banking services to businesses, ag operators and consumers, including residential mortgage loans.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “estimates,” “intend,” “may,” “on pace,” “preliminary,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the operations and business environment of the Company and the Bank. These uncertainties include conditions in the financial markets and economic conditions generally; adverse impacts to the Company or Bank arising from the COVID-19 pandemic; acts of terrorism and political or military actions by the United States or other governments; the possibility of a deterioration in the residential real estate markets; interest rate risk; lending risk; higher lending risks associated with our commercial and agricultural banking activities; the sufficiency of loan allowances; changes in the fair value or ratings downgrades of our securities; competitive pressures among depository and other financial institutions; disintermediation risk; our ability to maintain our reputation; our ability to maintain or increase our market share; our ability to realize the benefits of net deferred tax assets; our inability to obtain needed liquidity; our ability to raise capital needed to fund growth or meet regulatory requirements; our ability to attract and retain key personnel; our ability to keep pace with technological change; prevalence of fraud and other financial crimes; cybersecurity risks; the possibility that our internal controls and procedures could fail or be circumvented; our ability to successfully execute our acquisition growth strategy; risks posed by acquisitions and other expansion opportunities, including difficulties and delays in integrating the acquired business operations or fully realizing the cost savings and other benefits; restrictions on our ability to pay dividends; the potential volatility of our stock price; accounting standards for loan losses; legislative or regulatory changes or actions, or significant litigation, adversely affecting the Company or Bank; public company reporting obligations; changes in federal or state tax laws; and changes in accounting principles, policies or guidelines and their impact on financial performance. Stockholders, potential investors, and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended December 31, 2021, filed with the Securities and Exchange Commission (“SEC”) on March 2, 2022 and the Company’s subsequent filings with the SEC. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.

1 Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, such as net income as adjusted, net income as adjusted per share, tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on average tangible common equity, which management believes may be helpful in understanding the Company’s results of operations or financial position and comparing results over different periods.

Net income as adjusted and net income as adjusted per share are non-GAAP measures that eliminate the impact of certain expenses such as branch closure costs and related severance pay, accelerated depreciation expense and lease termination fees, and the gain on sale of branch deposits and fixed assets. Tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on average tangible common equity are non-GAAP measures that eliminate the impact of goodwill, and intangible assets on our financial position. Management believes these measures are useful in assessing the strength of our financial position.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other banks and financial institutions.

Contact: Steve Bianchi, CEO
(715)-836-9994

(CZWI-ER)

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
(in thousands, except shares and per share data)

	September 30, 2022 (unaudited)	June 30, 2022 (unaudited)	December 31, 2021 (audited)	September 30, 2021 (unaudited)
Assets
Cash and cash equivalents	$29,411	$31,743	$47,691	$102,341
Other interest bearing deposits	368	1,505	1,511	1,512
Securities available for sale “AFS”	167,764	177,068	203,068	234,425
Securities held to maturity “HTM”	97,610	99,249	71,141	67,739
Equity investments	1,461	1,365	1,328	327
Other investments	15,907	14,899	15,305	14,965
Loans receivable	1,375,876	1,346,855	1,310,963	1,248,654
Allowance for loan losses	(17,217)	(16,825)	(16,913)	(16,832)
Loans receivable, net	1,358,659	1,330,030	1,294,050	1,231,822
Loans held for sale	666	1,172	6,670	1,675
Mortgage servicing rights, net	4,371	4,520	4,161	4,082
Office properties and equipment, net	21,427	21,589	21,169	21,730
Accrued interest receivable	4,716	4,243	3,916	4,882
Intangible assets	2,701	3,100	3,898	4,297
Goodwill	31,498	31,498	31,498	31,498
Foreclosed and repossessed assets, net	1,584	1,437	1,408	4
Bank owned life insurance (“BOLI”)	24,784	24,622	24,312	24,149
Other assets	17,275	15,567	8,502	8,029
TOTAL ASSETS	$1,780,202	$1,763,607	$1,739,628	$1,753,477
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,434,368	$1,400,210	$1,387,535	$1,408,315
Federal Home Loan Bank (“FHLB”) advances	102,530	102,030	111,527	111,512
Other borrowings	72,351	87,124	58,426	58,400
Other liabilities	7,634	9,500	11,274	9,324
Total liabilities	1,616,883	1,598,864	1,568,762	1,587,551
Stockholders’ equity:
Common stock— $0.01 par value, authorized 30,000,000; 10,478,210, 10,530,415 10,502,442, and 10,518,885 shares issued and outstanding, respectively	105	105	105	105
Additional paid-in capital	119,638	119,987	119,925	119,929
Retained earnings	60,833	56,928	50,675	44,660
Accumulated other comprehensive (loss) income	(17,257)	(12,277)	161	1,232
Total stockholders’ equity	163,319	164,743	170,866	165,926
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,780,202	$1,763,607	$1,739,628	$1,753,477
        Note: Certain items previously reported were reclassified for consistency with the current presentation.

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2022 (unaudited)	June 30, 2022 (unaudited)	September 30, 2021 (unaudited)	September 30, 2022 (unaudited)	September 30, 2021 (unaudited)
Interest and dividend income:
Interest and fees on loans	$15,937	$14,893	$14,537	$44,597	$43,014
Interest on investments	2,022	1,810	1,638	5,441	4,260
Total interest and dividend income	17,959	16,703	16,175	50,038	47,274
Interest expense:
Interest on deposits	1,681	985	1,354	3,734	4,589
Interest on FHLB borrowed funds	568	297	389	1,176	1,183
Interest on other borrowed funds	1,253	1,154	744	3,237	2,217
Total interest expense	3,502	2,436	2,487	8,147	7,989
Net interest income before provision for loan losses	14,457	14,267	13,688	41,891	39,285
Provision for loan losses	375	400	—	775	—
Net interest income after provision for loan losses	14,082	13,867	13,688	41,116	39,285
Non-interest income:
Service charges on deposit accounts	535	482	463	1,505	1,256
Interchange income	597	614	600	1,760	1,776
Loan servicing income	611	600	842	1,912	2,560
Gain on sale of loans	194	414	1,014	1,330	4,131
Loan fees and service charges	267	141	118	500	547
Net (losses) gains on investment securities	(55)	(75)	73	(167)	344
Other	323	196	338	717	801
Total non-interest income	2,472	2,372	3,448	7,557	11,415
Non-interest expense:
Compensation and related benefits	5,900	5,589	5,718	16,887	16,736
Occupancy	1,429	1,343	1,313	4,137	3,943
Data processing	1,382	1,415	1,582	4,098	4,374
Amortization of intangible assets	399	399	399	1,197	1,197
Mortgage servicing rights expense, net	197	195	37	65	28
Advertising, marketing and public relations	300	250	220	762	577
FDIC premium assessment	119	118	148	352	395
Professional services	382	368	328	1,152	1,192
Gains on repossessed assets, net	(8)	(2)	(3)	(17)	(149)
New market tax credit depletion	163	162	—	488	—
Other	1,014	625	578	2,286	1,714
Total non-interest expense	11,277	10,462	10,320	31,407	30,007
Income before provision for income taxes	5,277	5,777	6,816	17,266	20,693
Provision for income taxes	1,284	1,411	1,819	4,201	5,484
Net income attributable to common stockholders	$3,993	$4,366	$4,997	$13,065	$15,209
Per share information:
Basic earnings	$0.38	$0.41	$0.47	$1.24	$1.41
Diluted earnings	$0.38	$0.41	$0.47	$1.24	$1.41
Cash dividends paid	$—	$—	$—	$0.26	$0.23
Book value per share at end of period	$15.59	$15.64	$15.77	$15.59	$15.77
Tangible book value per share at end of period (non-GAAP)	$12.32	$12.36	$12.37	$12.32	$12.37
Note: Certain items previously reported were reclassified for consistency with the current presentation.

Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

GAAP pretax income	$5,277	$5,777	$6,816	$17,266	$20,693
Branch closure costs (1)	302	33	—	335	—
FHLB borrowings prepayment fee (2)	—	—	—	—	102
Pretax income as adjusted (3)	5,579	5,810	6,816	17,601	20,795
Provision for income tax on net income as adjusted (4)	1,357	1,419	1,819	4,282	5,511
Net income as adjusted (non-GAAP) (3)	$4,222	$4,391	$4,997	$13,319	$15,284
GAAP diluted earnings per share, net of tax	$0.38	$0.41	$0.47	$1.24	$1.41
Branch closure costs, net of tax	0.02	—	—	0.02	—
FHLB borrowings prepayment fee	—	—	—	—	0.01
Diluted earnings per share, as adjusted, net of tax (non-GAAP)	$0.40	$0.41	$0.47	$1.26	$1.42

Average diluted shares outstanding	10,519,079	10,541,905	10,622,595	10,533,414	10,797,502

(1) Branch closure costs include severance pay recorded in compensation and benefits and accelerated depreciation expense included in other non-interest expense in the consolidated statement of operations.
(2) FHLB borrowings prepayment fee resulted from the early termination of $8 million in FHLB borrowings at a weighted average rate of 2.19% and weighted average maturity of 8.75 months included in other non-interest expense in the consolidated statement of operations.
(3) Net income as adjusted is a non-GAAP measure that management believes enhances the market’s ability to assess the underlying business performance and trends related to core business activities.
(4) Provision for income tax on net income as adjusted is calculated at our effective tax rate for each respective period presented.

Loan Composition (in thousands)	September 30, 2022	June 30, 2022	December 31, 2021	September 30, 2021
Originated Loans:
Commercial/Agricultural real estate:
Commercial real estate	$610,348	$596,001	$578,395	$508,540
Agricultural real estate	62,302	57,323	52,372	49,082
Multi-family real estate	193,758	175,964	174,050	150,094
Construction and land development	116,147	114,017	78,613	84,399
C&I/Agricultural operating:
Commercial and industrial	124,350	124,113	107,937	90,581
Agricultural operating	20,847	20,287	26,202	25,390
Residential mortgage:
Residential mortgage	77,307	65,707	63,855	68,986
Purchased HELOC loans	3,357	3,419	3,871	3,921
Consumer installment:
Originated indirect paper	11,234	12,736	15,971	17,689
Other consumer	7,016	7,472	8,473	9,414
Originated loans before SBA PPP loans	1,226,666	1,177,039	1,109,739	1,008,096
SBA PPP loans	—	—	8,755	31,301
Total originated loans	$1,226,666	$1,177,039	$1,118,494	$1,039,397
Acquired Loans:
Commercial/Agricultural real estate:
Commercial real estate	$91,340	$106,916	$120,070	$129,784
Agricultural real estate	19,405	20,484	26,123	27,552
Multi-family real estate	3,914	3,965	4,299	5,928
Construction and land development	1,703	1,171	907	1,139
C&I/Agricultural operating:
Commercial and industrial	10,465	14,889	14,230	16,554
Agricultural operating	5,186	4,182	5,386	4,541
Residential mortgage:
Residential mortgage	21,426	22,868	27,135	30,795
Consumer installment:
Other consumer	294	313	401	516
Total acquired loans	$153,733	$174,788	$198,551	$216,809
Total Loans:
Commercial/Agricultural real estate:
Commercial real estate	$701,688	$702,917	$698,465	$638,324
Agricultural real estate	81,707	77,807	78,495	76,634
Multi-family real estate	197,672	179,929	178,349	156,022
Construction and land development	117,850	115,188	79,520	85,538
C&I/Agricultural operating:
Commercial and industrial	134,815	139,002	122,167	107,135
Agricultural operating	26,033	24,469	31,588	29,931
Residential mortgage:
Residential mortgage	98,733	88,575	90,990	99,781
Purchased HELOC loans	3,357	3,419	3,871	3,921
Consumer installment:
Originated indirect paper	11,234	12,736	15,971	17,689
Other consumer	7,310	7,785	8,874	9,930
Gross loans before SBA PPP loans	1,380,399	1,351,827	1,308,290	1,224,905
SBA PPP loans	—	—	8,755	31,301
Gross loans	$1,380,399	$1,351,827	$1,317,045	$1,256,206
Unearned net deferred fees and costs and loans in process	(2,447)	(2,338)	(2,482)	(3,486)
Unamortized discount on acquired loans	(2,076)	(2,634)	(3,600)	(4,066)
Total loans receivable	$1,375,876	$1,346,855	$1,310,963	$1,248,654

Nonperforming Originated and Acquired Assets
(in thousands, except ratios)

	September 30, 2022	June 30, 2022	December 31, 2021	September 30, 2021
Nonperforming assets:
Originated nonperforming assets:
Nonaccrual loans	$8,294	$7,770	$6,448	$6,408
Accruing loans past due 90 days or more	169	700	63	295
Total originated nonperforming loans (“NPL”)	8,463	8,470	6,511	6,703
Other real estate owned (“OREO”)	—	—	—	—
Other collateral owned	—	10	2	2
Total originated nonperforming assets (“NPAs”)	$8,463	$8,480	$6,513	$6,705
Acquired nonperforming assets:
Nonaccrual loans	$2,478	$2,664	$5,217	$5,298
Accruing loans past due 90 days or more	79	14	97	130
Total acquired nonperforming loans (“NPL”)	2,557	2,678	5,314	5,428
Other real estate owned (“OREO”)	1,584	1,427	1,406	2
Other collateral owned	—	—	—	—
Total acquired nonperforming assets (“NPAs”)	$4,141	$4,105	$6,720	$5,430
Total nonperforming assets (“NPAs”)	$12,604	$12,585	$13,233	$12,135
Loans, end of period	$1,375,876	$1,346,855	$1,310,963	$1,248,654
Total assets, end of period	$1,780,202	$1,763,607	$1,739,628	$1,753,477
Ratios:
Originated NPLs to total loans	0.61%	0.63%	0.50%	0.54%
Acquired NPLs to total loans	0.19%	0.20%	0.41%	0.43%
Originated NPAs to total assets	0.48%	0.48%	0.37%	0.38%
Acquired NPAs to total assets	0.23%	0.23%	0.39%	0.31%

Nonperforming Assets
(in thousand, except ratios)

	September 30, 2022	June 30, 2022	December 31, 2021	September 30, 2021
Nonperforming assets:
Nonaccrual loans
Commercial real estate	$5,848	$5,275	$5,374	$5,427
Agricultural real estate	2,729	3,169	3,490	3,567
Construction and land development	43	43	—	—
Commercial and industrial (“C&I”)	188	211	298	311
Agricultural operating	668	555	993	1,063
Residential mortgage	1,246	1,122	1,433	1,263
Consumer installment	50	59	77	75
Total nonaccrual loans	$10,772	$10,434	$11,665	$11,706
Accruing loans past due 90 days or more	248	714	160	425
Total nonperforming loans (“NPLs”)	11,020	11,148	11,825	12,131
Foreclosed and repossessed assets, net	1,584	1,437	1,408	4
Total nonperforming assets (“NPAs”)	$12,604	$12,585	$13,233	$12,135
Troubled Debt Restructurings (“TDRs”)	$9,336	$8,712	$12,523	$15,689
Nonaccrual TDRs	$2,426	$2,549	$4,539	$4,324
Loans, end of period	$1,375,876	$1,346,855	$1,310,963	$1,248,654
Total assets, end of period	$1,780,202	$1,763,607	$1,739,628	$1,753,477
Ratios:
NPLs to total loans	0.80%	0.83%	0.90%	0.97%
NPAs to total assets	0.71%	0.71%	0.76%	0.69%

Deposit Composition
(in thousands)

	September 30, 2022	June 30, 2022	December 31, 2021	September 30, 2021
Non-interest bearing demand deposits	$285,670	$276,815	$276,631	$280,611
Interest bearing demand deposits	394,924	401,857	396,231	381,315
Savings accounts	236,107	239,322	222,674	229,623
Money market accounts	328,544	328,718	288,985	291,242
Certificate accounts	189,123	153,498	203,014	225,524
Total deposits	$1,434,368	$1,400,210	$1,387,535	$1,408,315

Average Balances, Interest Yields and Rates
(in thousands, except yields and rates)

	Three months ended September 30, 2022			Three months ended June 30, 2022			Three months ended September 30, 2021
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Average interest earning assets:
Cash and cash equivalents	$11,043	$60	2.16%	$25,195	$43	0.68%	$111,192	$50	0.18%
Loans receivable	1,370,897	15,937	4.61%	1,328,661	14,893	4.50%	1,192,636	14,537	4.84%
Interest bearing deposits	1,079	7	2.57%	1,509	8	2.13%	1,512	8	2.10%
Investment securities (1)	274,868	1,768	2.57%	285,332	1,593	2.23%	303,325	1,412	1.85%
Other investments	14,910	187	4.98%	14,969	166	4.45%	14,961	168	4.46%
Total interest earning assets (1)	$1,672,797	$17,959	4.26%	$1,655,666	$16,703	4.05%	$1,623,626	$16,175	3.95%
Average interest bearing liabilities:
Savings accounts	$227,985	$204	0.36%	$230,784	$125	0.22%	$216,304	$95	0.17%
Demand deposits	413,033	575	0.55%	410,468	300	0.29%	392,080	280	0.28%
Money market accounts	331,469	519	0.62%	323,907	287	0.36%	276,582	193	0.28%
CD’s	136,624	335	0.97%	134,338	223	0.67%	207,494	682	1.30%
IRA’s	34,446	48	0.55%	35,701	50	0.56%	39,525	104	1.04%
Total deposits	$1,143,557	$1,681	0.58%	$1,135,198	$985	0.35%	$1,131,985	$1,354	0.47%
FHLB advances and other borrowings	192,338	1,821	3.76%	186,050	1,451	3.13%	169,891	1,133	2.65%
Total interest bearing liabilities	$1,335,895	$3,502	1.04%	$1,321,248	$2,436	0.74%	$1,301,876	$2,487	0.76%
Net interest income		$14,457			$14,267			$13,688
Interest rate spread			3.22%			3.31%			3.19%
Net interest margin (1)			3.43%			3.46%			3.34%
Average interest earning assets to average interest bearing liabilities			1.25			1.25			1.25

(1) Fully taxable equivalent (FTE). The average yield on tax exempt securities is computed on a tax equivalent basis using a tax rate of 21% for the quarters ended September 30, 2022, June 30, 2022 and September 30, 2021. The FTE adjustment to net interest income included in the rate calculations totaled $0, $0 and $1 thousand for the three months ended September 30, 2022, June 30, 2022 and September 30, 2021, respectively.

	Nine months ended September 30, 2022			Nine months ended September 30, 2021
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Average interest earning assets:
Cash and cash equivalents	$23,727	$116	0.65%	$118,064	$107	0.12%
Loans receivable	1,334,811	44,598	4.47%	1,197,469	43,014	4.80%
Interest bearing deposits	1,365	22	2.15%	2,227	37	2.22%
Investment securities (1)	282,771	4,777	3.38%	263,655	3,606	1.83%
Other investments	15,044	525	4.67%	15,006	510	4.54%
Total interest earning assets (1)	$1,657,718	$50,038	4.04%	$1,596,421	$47,274	3.96%
Average interest bearing liabilities:
Savings accounts	$227,787	$424	0.25%	$211,320	$277	0.18%
Demand deposits	411,471	1,045	0.34%	361,248	788	0.29%
Money market accounts	318,246	1,011	0.42%	263,195	577	0.29%
CD’s	143,965	1,079	1.00%	237,706	2,592	1.46%
IRA’s	35,729	175	0.65%	40,119	355	1.18%
Total deposits	$1,137,198	$3,734	0.44%	$1,113,588	$4,589	0.55%
FHLB advances and other borrowings	181,598	4,413	3.25%	173,889	3,400	2.61%
Total interest bearing liabilities	$1,318,796	$8,147	0.83%	$1,287,477	$7,989	0.83%
Net interest income		$41,891			$39,285
Interest rate spread			3.21%			3.13%
Net interest margin (1)			3.38%			3.29%
Average interest earning assets to average interest bearing liabilities			1.26			1.24
(1) Fully taxable equivalent (FTE). The average yield on tax exempt securities is computed on a tax equivalent basis using a tax rate of 21% for the nine months ended September 30, 2022 and September 30, 2021. The FTE adjustment to net interest income included in the rate calculations totaled $1 and $3 thousand for the nine months ended September 30, 2022 and September 30, 2021, respectively.

The following table reports key financial metric ratios based on a net income as adjusted basis:

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Ratios based on net income:
Return on average assets (annualized)	0.89%	0.99%	1.13%	0.99%	1.19%
Return on average equity (annualized)	9.57%	10.63%	12.00%	10.51%	12.51%
Return on average tangible common equity[4] (annualized)	12.99%	14.41%	16.24%	14.22%	17.06%
Efficiency ratio	64%	60%	58%	61%	57%
Net interest margin with loan purchase accretion	3.43%	3.46%	3.34%	3.38%	3.29%
Net interest margin without loan purchase accretion	3.33%	3.30%	3.28%	3.27%	3.21%
Ratios based on net income as adjusted (non-GAAP)
Return on average assets as adjusted[2] (annualized)	0.94%	0.99%	1.13%	1.01%	1.19%
Return on average equity as adjusted[3] (annualized)	10.12%	10.63%	12.00%	10.71%	12.57%

Reconciliation of Return on Average Assets as Adjusted (non-GAAP)
(in thousands, except ratios)

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

GAAP earnings after income taxes	$3,993	$4,366	$4,997	$13,065	$15,209
Net income as adjusted after income taxes (non-GAAP) (1)	$4,221	$4,391	$4,997	$13,318	$15,284
Average assets	$1,780,942	$1,764,517	$1,748,065	$1,764,321	$1,713,932
Return on average assets (annualized)	0.89%	0.99%	1.13%	0.99%	1.19%
Return on average assets as adjusted (non-GAAP) (annualized)	0.94%	1.00%	1.13%	1.01%	1.19%
(1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)

Reconciliation of Return on Average Equity as Adjusted (non-GAAP)
(in thousands, except ratios)

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
GAAP earnings after income taxes	$3,993	$4,366	$4,997	$13,065	$15,209
Net income as adjusted after income taxes (non-GAAP) (1)	$4,221	$4,391	$4,997	$13,318	$15,284
Average equity	$165,528	$164,737	$165,203	$166,181	$162,510
Return on average equity (annualized)	9.57%	10.63%	12.00%	10.51%	12.51%
Return on average equity as adjusted (non-GAAP) (annualized)	10.12%	10.69%	12.00%	10.71%	12.57%
(1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)

Reconciliation of tangible book value per share (non-GAAP)
(in thousands, except per share data)

Tangible book value per share at end of period	September 30, 2022	June 30, 2022	September 30, 2021
Total stockholders’ equity	$163,319	$164,743	$165,926
Less: Goodwill	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(2,701)	(3,100)	(4,297)
Tangible common equity (non-GAAP)	$129,120	$130,145	$130,131
Ending common shares outstanding	10,478,210	10,530,415	10,518,885
Book value per share	$15.59	$15.64	$15.77
Tangible book value per share (non-GAAP)	$12.32	$12.36	$12.37

Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP)
(in thousands, except ratios)

Tangible common equity as a percent of tangible assets at end of period	September 30, 2022	June 30, 2022	September 30, 2021
Total stockholders’ equity	$163,319	$164,743	$165,926
Less: Goodwill	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(2,701)	(3,100)	(4,297)
Tangible common equity (non-GAAP)	$129,120	$130,145	$130,131
Total Assets	$1,780,202	$1,763,607	$1,753,477
Less: Goodwill	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(2,701)	(3,100)	(4,297)
Tangible Assets (non-GAAP)	$1,746,003	$1,729,009	$1,717,682
Total stockholders’ equity to total assets ratio	9.17%	9.34%	9.46%
Tangible common equity as a percent of tangible assets (non-GAAP)	7.40%	7.53%	7.58%

Reconciliation of Return on Average Tangible Common Equity (non-GAAP)
(in thousands, except ratios)

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Total stockholders’ equity	$163,319	$164,743	$165,926	$163,319	$165,926
Less: Goodwill	(31,498)	(31,498)	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(2,701)	(3,100)	(4,297)	(2,701)	(4,297)
Tangible common equity (non-GAAP)	$129,120	$130,145	$130,131	$129,120	$130,131
Average tangible common equity (non-GAAP)	$131,130	$129,939	$129,208	$131,383	$126,116
GAAP earnings after income taxes	$3,993	$4,366	$4,997	$13,065	$15,209
Amortization of intangible assets, net of tax	302	302	292	906	879
Tangible net income	$4,295	$4,668	$5,289	$13,971	$16,088
Return on average tangible common equity (annualized)	12.99%	14.41%	16.24%	14.22%	17.06%

Reconciliation of Efficiency Ratio
(in thousands, except ratios)

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Non-interest expense (GAAP)	$11,277	$10,462	$10,320	$31,407	$30,007
Less amortization of intangibles	(399)	(399)	(399)	(1,197)	(1,197)
Efficiency ratio numerator (GAAP)	$10,878	$10,063	$9,921	$30,210	$28,810

Non-interest income	$2,472	$2,372	$3,448	$7,557	$11,415
Loss (Gain) on investment securities	55	75	(73)	167	(344)
Net interest margin	14,457	14,267	13,688	41,891	39,285
Efficiency ratio denominator (GAAP)	$16,984	$16,714	$17,063	$49,615	$50,356
Efficiency ratio (GAAP)	64%	60%	58%	61%	57%

1Net income as adjusted and net income as adjusted per share are non-GAAP financial measures that management believes enhances investors’ ability to better understand the underlying business performance and trends related to core business activities. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)”.
2Return on average assets as adjusted is a non-GAAP measure that management believes enhances investors’ ability to better understand the underlying business performance and trends relative to average assets. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of Return on Average Assets as Adjusted (non-GAAP)”.
3Return on average equity as adjusted is a non-GAAP measure that management believes enhances investors’ ability to better understand the underlying business performance and trends relative to average equity. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of Return on Average Equity as Adjusted (non-GAAP)”.
4Tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on tangible common equity are non-GAAP measures that management believes enhances investors’ ability to better understand the Company’s financial position. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of tangible book value per share (non-GAAP)”, “Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP)”, and “Reconciliation of return on average tangible common equity)”.